Prospectus Supplement
(To Prospectus dated March 14, 1995)

CONSOLIDATED NATURAL GAS COMPANY

$150,000,000

6 7/8% DEBENTURES DUE OCTOBER 15, 2026




Interest on the Debentures offered hereby (the "New Debentures") is payable semi-annually, on April 15 and October 15, commencing April 15, 1997. The New Debentures will not be redeemable at the option of the Company prior to maturity and will not be subject to any sinking fund. The New Debentures will be issued only in book-entry form through the facilities of The Depository Trust Company ("Depositary" or "DTC").

The New Debentures will be purchased for cash by the Company at the option of the Holders on October 15, 2006 (the "Purchase Date") at a Purchase Price equal to 100% of the principal amount thereof plus accrued interest to the Purchase Date. See "Supplemental Description of the New Debentures."

Application has been made to list the New Debentures on the New York Stock Exchange. Listing will be subject to meeting the requirements of the Exchange, including those related to distribution.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

================================================================================
                         PRICE TO            UNDERWRITING        PROCEEDS TO
                         PUBLIC(1)           DISCOUNT(2)         COMPANY(1)(3)
--------------------------------------------------------------------------------
   PER DEBENTURE         100.875%            .548%               100.327%
   TOTAL                 $151,312,500        $822,000            $150,490,500
--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from October 21, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriters."
(3) Before deduction of expenses payable by the Company estimated at $200,000.

--------------------------------------------------------------------------------

The New Debentures are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the New Debentures will be delivered in book-entry form only on or about October 21, 1996 through the facilities of DTC.

CHASE SECURITIES INC.                     UBS SECURITIES

The date of this Prospectus Supplement is October 16, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED UPON THE NEW YORK STOCK EXCHANGE OR IN THE OVER-THE-COUNTER MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        THE COMPANY AND ITS SUBSIDIARIES

     Reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 Annual Report") and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, which are incorporated herein by reference, for current information concerning the Company and its subsidiaries including the Company's consolidated financial statements set forth therein and the related Management's Discussion and Analysis of Financial Condition and Results of Operations.


                                 USE OF PROCEEDS

     The proceeds from the sale of the New Debentures will be added to the Company's treasury fund and subsequently used to finance, in part, 1996 and 1997 capital expenditures of the Company and its subsidiary companies estimated to be approximately $1 billion, and/or acquire, retire, or redeem securities of which the Company is an issuer.


                 SUPPLEMENTAL DESCRIPTION OF THE NEW DEBENTURES

     The following description of the particular terms of the New Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Debentures set forth in the accompanying Prospectus under "Certain Terms and Descriptions of Debt Securities and Indenture," to which description reference is hereby made. The following brief summaries of certain provisions contained in the Indenture do not purport to be complete, use certain terms defined in the Indenture, and are qualified in their entirety by express reference to the Indenture.

     The New Debentures will be unsecured general obligations of the Company and will be issued as a separate series of securities under an Indenture dated as of April 1, 1995 ("Indenture") between the Company and United States Trust Company of New York, as Trustee ("Trustee").

     The New Debentures will be limited to $150,000,000 aggregate principal amount and will mature on October 15, 2026. Each New Debenture will bear interest from October 21, 1996 or from the most recent interest payment date to which interest has been paid, at the rate per annum specified on the cover page hereof, payable semi-annually on April 15 and October 15 commencing April 15, 1997, to the person in whose name such New Debenture is registered at the close of business on the preceding April 1 and October 1, respectively.

     The New Debentures will not be redeemable at the option of the Company prior to maturity. The New Debentures will not be subject to any sinking fund.

     The covenants described in the accompanying Prospectus under "Certain Terms and Descriptions of Debt Securities and Indenture--Certain Covenants" will apply to the New Debentures, subject to defeasance as described therein. Future series of Debt Securities issued under the Indenture may or may not have the benefit of such covenants.

     The New Debentures will be subject to defeasance under the conditions described in the Prospectus. See "Certain Terms and Descriptions of Debt Securities and Indenture--Legal Defeasance and Convenant Defeasance" in the accompanying Prospectus.

PURCHASE OF NEW DEBENTURES AT THE OPTION OF THE HOLDER

     On October 15, 2006 (the "Purchase Date"), the Company will become obligated to purchase for cash, at the option of the holder of New Debentures ("Holders"), any outstanding New Debenture for which a written Purchase Notice has been delivered by the Holder to the office of the Paying Agent at any time prior to the close of business on the Purchase Date and not withdrawn.

     A Purchase Notice shall state (i) the certificate numbers of the New Debentures to be delivered by the Holder thereof for purchase by the Company, and (ii) if a Holder elects to have only a portion of a New Debenture purchased, the portion of the New Debenture to be purchased, which portion must be $1,000 or an integral multiple thereof. The giving of a Purchase Notice or withdrawal thereof by a Holder shall be subject to the procedures of the Depositary and of participants in the Depositary as summarized under "--Book-Entry Procedures."

     Any Purchase Notice may be withdrawn by the Holder by a written withdrawal notice delivered to the Paying Agent prior to the close of business on the Purchase Date. A withdrawal notice shall state (i) the certificate numbers of the New Debentures in respect of which such notice of withdrawal is being submitted, (ii) the principal amount of the New Debentures with respect to which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such New Debentures which remain subject to the Purchase Notice, and have been or will be delivered for purchase by the Company.

     The Purchase Price payable in respect of a New Debenture purchased by the Company pursuant to a written Purchase Notice shall be 100% of the principal amount thereof plus accrued interest to the Purchase Date.

     The Company will give notice (the "Company Notice") not less than 30 days but not more than 60 days before the Purchase Date (the "Company Notice Date") to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things,
(i) the Purchase Date, (ii) that any Holder who elects to have the Company purchase New Debentures as of the Purchase Date must complete and sign the Purchase Notice on the back of the New Debenture or a similar notice and surrender the New Debenture to the Paying Agent, and (iii) that this is the only such right of Holders to elect to have the Company purchase New Debentures and if any Holder elects not to have the Company purchase such Holder's New Debentures as of the Purchase Date, such Holder will have no other such right.

     The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934 (the "Exchange Act") which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with the obligation of the Company to purchase New Debentures at the option of Holders.

     The Company's ability to purchase New Debentures with cash may be limited by the terms of any then existing borrowing arrangements and by its financial resources.

     Payments of the Purchase Price for a New Debenture for which a Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such New Debenture (together with necessary endorsements) to the Paying Agent at its office in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice. Payment of the Purchase Price for such New Debenture will be made promptly following the later of the Purchase Date or the time of delivery of such New Debenture. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Purchase Price of such New Debenture on the business day following the Purchase Date, then, on and after such date, interest on such New Debenture will cease to accrue, whether or not such New Debenture is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery of the New Debenture).

     No New Debenture may be purchased if there has occurred and is continuing an Event of Default described under "Certain Terms and Descriptions of Debt Securities and Indenture--Defaults and Remedies" in the accompanying Prospectus (other than a default in the payment of the Purchase Price with respect to such New Debenture).


BOOK-ENTRY PROCEDURES

     Upon issuance, the New Debentures will be represented by a single global Security which will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary, or a nominee of the Depositary.

     Upon the issuance of a global Security, the Depositary for such global Security or its nominee will credit the accounts designated by the Underwriters of persons having accounts with the Depositary with the respective principal face amounts of the book-entry New Debentures represented by such global Security. Ownership of beneficial interests in the global Security will be limited to participants and to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership interests in the global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global Security (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

     Payment of principal of and any premium and interest on the book-entry New Debentures represented by a global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the New Debentures represented thereby for all purposes under the Indenture. Neither the Company nor the Trustee, nor any agent of the Company or the Trustee, will have any responsibility or liability for any aspect of the Depositary's records relating to beneficial ownership interests or payments made on account of beneficial ownership interests in the global Security representing any book-entry New Debentures, for any acts or omissions of the Depositary or for any transactions between the Depositary and participants or beneficial owners.

     The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest on the global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Security as shown on the records of the Depositary. Payments through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     The global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary. The global Security is exchangeable only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and if the Company does not appoint a successor depositary within 90 days, (ii) the Company in its sole discretion determines that such global Security shall be exchangeable for definitive New Debentures in registered form, or (iii) an Event of Default with respect to the New Debentures represented by such global Security has occurred and is continuing. A global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for New Debentures issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such global Security shall direct. Subject to the foregoing, the global Security is not exchangeable, except for a global Security of like denomination to be registered in the name of the Depositary or its nominee. If the New Debentures were subsequently issued in registered form, they would thereafter be transferred or exchanged without any service charge at the office of the Paying Agent and Transfer Agent, United States Trust Company of New York, 114 West 47th Street, New York, New York
10036, or at any other office or agency maintained by the Company for such purpose.

     So long as the Depositary for the global Security, or its nominee, is the registered owner of such global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the New
Debentures represented by such global Security for the purpose of receiving payment on the New Debentures, receiving notices and for all other purposes under the Indenture and the New Debentures. Except as provided above, owners of beneficial interests in the global Security representing the New Debentures will not be entitled to receive physical delivery of New Debentures in definitive form and will not be considered the Holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in the global Security representing the New Debentures must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder of such securities under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such a global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The New Debentures will trade in the Same-Day Funds Settlement System of the Depositary until maturity, and settlement for the New Debentures will be made in immediately available funds. In connection therewith, all payments of principal of and interest on the New Debentures will be made in immediately available funds. Because the New Debentures will trade in the Depositary's Same-Day Funds Settlement System, secondary market trading activity in the New Debentures will be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Debentures.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                                  UNDERWRITERS

     Each of the Underwriters named below (the "Underwriters") has severally agreed, subject to the terms and conditions of the Purchase Agreement, to purchase from the Company the principal amount of New Debentures set forth opposite its name. The Purchase Agreement provides that the Underwriters will be obligated to purchase all of the New Debentures if any are purchased.

                                                                    PRINCIPAL
                UNDERWRITER                                          AMOUNT
                ----------                                          --------
           Chase Securities Inc...............................   $ 75,000,000
           UBS Securities.....................................     75,000,000
                                                                 ------------
                                                                 $150,000,000
                                                                 ============

     The Company has been advised by the Underwriters that they propose to make a public offering of the New Debentures directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.35% of the principal amount of the New Debentures. The Underwriters may allow, and such dealers may reallow, a concession of 0.25% of the principal amount of the New Debentures to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     Application has been made to list the New Debentures on the New York Stock Exchange. The Company has been advised by the Underwriters that the Underwriters presently intend to make a market in the New Debentures after the consummation of the offering, although the Underwriters are under no obligation to do so and the Underwriters may discontinue any such market making at any time in their sole discretion. No assurance can be given as to the liquidity of the trading market for the New Debentures or that an active trading market for the New Debentures will develop.

     The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     Affiliates of Chase Securities Inc. have engaged in general financing and banking transactions with, and provide corporate trust services to, the Company and/or its subsidiaries from time to time in the ordinary course of business, and they may do so in the future.

Prospectus




                    Consolidated Natural Gas Company


                            Debt Securities


     Consolidated Natural Gas Company ("Company") may offer from time to time up to $500,000,000 aggregate principal amount of its debt securities ("Debt Securities") in one or more series in amounts, at prices and upon terms to be determined in light of market conditions at the time of sale and in conformity with the requirements of the Public Utility Holding Company Act of 1935
("Holding Company Act"). The Debt Securities may be sold directly by the Company, through agents designated from time to time, or to or through underwriters or dealers (see "Plan of Distribution").

     The specific aggregate principal amount, maturity, rate and time of payment of interest, any redemption provisions, initial public offering price, proceeds to the Company, and any other specific terms in connection with the offering and sale of a series of Debt Securities, including the names of the underwriters or agents, if any, and the terms of such offering, will be set forth in a Prospectus Supplement accompanying this Prospectus.



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.




              The date of this Prospectus is March 14, 1995

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices in the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy material and other information concerning the Company may be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement ("Registration Statement") which the Company has filed with the Commission under the Securities Act of 1933, as amended, with respect to the Debt Securities. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-3196), are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1993; and

     (2) The Company's Quarterly Reports on Form 10-Q for the Quarters ended March 31, June 30 and September 30, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated herein by reference, excluding the exhibits thereto. Requests for such documents should be addressed to Ms. Laura J. McKeown, Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, PA 15222-3199, (412) 227-1125.

                        THE COMPANY AND ITS SUBSIDIARIES

     The Company is a Delaware corporation organized on July 21, 1942. It is engaged solely in the business of owning and holding the outstanding securities of fifteen companies primarily engaged in the natural gas business.

     The Company and its subsidiaries ("Consolidated System" or "System") are engaged in all phases of the natural gas business -- distribution, transmission and exploration and production. The Company's principal subsidiaries are described below.

     CNG Transmission Corporation operates a regional interstate pipeline system and provides gas transportation and storage services to each of the Company's public utility subsidiaries (except West Ohio Gas Company) and to non-affiliated utilities, end-users and others in the Midwest, the Mid-Atlantic states and the Northeast. CNG Transmission Corporation is subject to regulation by the Federal Energy Regulatory Commission.

     Public utility subsidiaries of the Company are The East Ohio Gas Company, West Ohio Gas Company, The Peoples Natural Gas Company, Virginia Natural Gas, Inc. and Hope Gas, Inc. Principal cities served at retail are: Cleveland, Akron, Youngstown, Canton, Warren, Lima, Ashtabula and Marietta in Ohio; Pittsburgh (a portion), Altoona and Johnstown in Pennsylvania; Norfolk, Newport News, Virginia Beach, Chesapeake, Hampton and Williamsburg in Virginia; and Clarksburg and Parkersburg in West Virginia.

     CNG Producing Company is the Company's exploration and production subsidiary. It explores for and produces gas and oil primarily in the Gulf of Mexico, the southern and western United States, the Appalachian region and in Canada.

     CNG Energy Services Corporation conducts activities in the unregulated energy area, including gas and electric power marketing, and investments in power generation facilities.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Debt Securities will be added to the treasury funds of the Company and subsequently used to finance System capital expenditures, general corporate purposes, purchase of the Company's common stock in the open market and/or acquire, retire or redeem debt securities issued by the Company as authorized by the Commission under the Holding Company Act. The balance of funds required for these purposes is expected to be obtained principally from internal cash generation and the issuance of other debt securities. Reference is made to the documents incorporated by reference herein for information relating to estimated capital expenditures.

                        CERTAIN TERMS AND DESCRIPTIONS OF
                          DEBT SECURITIES AND INDENTURE

     The Debt Securities will be issued in one or more series under an Indenture dated as of April 1, 1995 ("Indenture") between the Company and United States Trust Company of New York, as Trustee ("Trustee"), the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture and the Securities
Resolutions (as defined in the Indenture). Certain terms defined in the Indenture are used in this summary without definition.

     The Indenture will not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions establishing such series. As of the date of this Prospectus, there were no Debt Securities outstanding under the Indenture. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons. Consequently, information contained in the Indenture relating to the offer and sale of Debt Securities in other forms or currencies is not provided in this Prospectus.

Certain Terms of the Debt Securities

     Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount and denominations; (2) the price at which such Debt Securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company; (9) the terms of any redemption at the option of Holders; (10) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary ("Depositary") for any global Security; (11) any tax indemnity provisions; (12) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (13) whether and upon what terms Debt Securities may be defeased; (14) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (15) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and (16) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Global Securities may be issued in registered or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a global Security may not be transferred except as a whole by the Depositary to a nominee or a successor depositary. (Section 2.12) The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to the series.

     Debt Securities of any series may be issued as Registered Securities or uncertificated securities, as specified in the terms of the series. (Section 2.01) Unless otherwise indicated in the Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 and whole multiples thereof. One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Security or Securities.

     Debt Securities may be issued under the Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities.

     "Discounted Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.

Certain Covenants

     The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the amount of unsecured debt that the Company can incur.

     As discussed below, the Indenture includes certain limitations on the Company's ability to create liens and to enter into sale and leaseback transactions. However, such limitations will apply only to the extent the Securities Resolution establishing the terms of a series so provides and, if applicable, the limitations are subject to a number of qualifications and exceptions. Accordingly, the covenants described below will apply unless otherwise indicated in a Prospectus Supplement, and any obligations thereunder are subject to termination upon defeasance. See "Legal Defeasance and Covenant Defeasance" below. Also, unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture, if applicable, do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debt Securities.

Limitation on Liens

     Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company shall not, and shall not permit any Restricted Subsidiary to, incur any mortgage, pledge, security interest or lien (collectively, "Lien") on Principal Property to secure a Debt unless: (1) the Lien equally and ratably secures the Debt Securities and the Debt provided that the Lien may not secure an obligation of the Company that is subordinated to the Debt Securities; (2) the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary and does not extend to any other Principal Property (other than to unimproved real property used for the construction or improvement) owned by the Company or a Restricted Subsidiary at the time the Lien is incurred and which Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement, or (c) commencement of full operation, of the property subject to the Lien; (3) the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary; (4) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property; (5) the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary; (6) the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; (7) the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute, (b) the ability of the Company to maintain self-insurance under or participate under any State insurance fund under legislation designated to insure employees of the Company against injury or occupational diseases, or (c) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien; (8) the Lien secures Debt which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals to be produced from the property subject thereto and to be sold or delivered by the Company or a Subsidiary, including any interest of the character commonly referred to as a "production payment"; (9) the Lien is created or assumed by a Subsidiary on oil, gas, coal or other mineral property owned or leased by a Subsidiary to secure Debt of such Subsidiary for the purposes of developing such properties, including any interest of the character commonly referred to as a "production payment"; provided, however, that neither the Company nor any other Subsidiary shall assume or guarantee such Debt or otherwise be liable in respect thereto; (10) the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (9) provided that the Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6) and the Lien may not extend beyond (a) the property subject to the existing Lien (other than property that at the time is not Principal Property) and (b) improvements and construction on such property; (11) the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets (excluding from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (10) and (12) and (b) Debt secured by a Lien incurred prior to the date of the Indenture that would have been permitted by any of those clauses if the Indenture had been in effect at the time the Lien was incurred), provided that Attributable Debt for any lease permitted by clause (3) under "Limitation on Sale and Leaseback" below must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (10) or
(12); or (12) the Lien is a Permitted Lien. (Section 4.04)

     "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semiannually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Debt Securities. Such average shall be weighted by the principal amount of the Debt Securities of each series or, in the case of Discounted Securities, the amount of principal that would be due as of the date of determination if payment of the Debt Securities were accelerated on that date. (Section 4.01)

     "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding short-term Debt and payments due within one year on Long-Term Debt) and deferred credits, (b) intangible assets, including, without limitation, goodwill, copyrights, trademarks, trade names, patents and unamortized debt discount and expense, (c) reserves, including reserves for estimated rate refunds pending the outcome of a rate proceeding to the extent such refunds have not been finally determined, but excluding reserves for deferred differences, (d) advances to finance oil and natural gas exploration and development to the extent that the Debt related thereto is excluded from Long-Term Debt, (e) an amount equal to the amount excluded from Long-Term Debt representing "production payment" financing of oil or natural gas exploration and development by the Company or its consolidated Subsidiaries, and (f) minority interests in common stocks and surplus in Subsidiaries, in each case as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (11) of the first paragraph under "Limitation on Liens" above. (Section 4.01)

     "Permitted Liens" include, among other items, the pledge or assignment in the ordinary course of business of gas inventory, accounts receivable or customers' installment paper. (Section 4.01)

     "Principal Property" means any property or asset used in connection with or relating to the transmission, distribution, exploration or production of natural gas whether now or hereafter owned, located in the United States (excluding territories and possessions), the net depreciated book value of which on the date as of which the determination is being made exceeds 3% of the Consolidated Net Tangible Assets of the Company, except any such property or asset that in the opinion of the Board or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries. (Section 4.01)

     "Restricted   Subsidiary"   means  a  Wholly  Owned   Subsidiary  that  has
substantially all of its assets located in the United States (excluding territories and possessions) and owns a Principal Property. (Section 4.01)

     Limitation on Sale and Leaseback

     Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction with respect to any Principal Property acquired or placed into service more than 180 days before the effective date of such lease unless: (1) the lease has a term of three years or less; (2) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; (3) the Company or a Restricted Subsidiary under any of clauses (2) through (11) under "Limitation on Liens" above could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or (4) the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: (1) Debt of the Company that is subordinated to the Debt Securities; or (2) Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary. (Section 4.05) "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person. (Section 4.01)

Successor Obligor

     Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless: (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture and the Debt Securities; (3) immediately after the transaction no Default (as defined) exists; and (4) if as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the provisions described under "Limitation on Liens" above, to the extent applicable, the Company or such person secures the Debt Securities equally and ratably with or prior to all obligations secured by the Lien. The successor will be substituted for the Company, and thereafter all obligations of the Company under the Indenture and the Debt Securities shall terminate. (Section 5.01)

Exchange of Securities

     Registered Securities may be exchanged for an equal aggregate principal amount of Registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the Transfer Agent. (Section 2.07)

Defaults and Remedies

     Unless the Securities Resolution establishing the terms of a series otherwise provides, an "Event of Default" with respect to the series of Debt Securities will occur if: (1) the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the

Default continues for a period of 60 days; (2) the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise; (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of a series as required by the Securities Resolution establishing the terms of such series and the Default continues for a period of 60 days; (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 120 days after the notice specified in the Indenture; (5) the Company pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a Custodian for it or for all or substantially all of its property, or (d) makes a general assignment for the benefit of its creditors; or (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company in an involuntary case, (b) appoints a Custodian for the Company or for all or substantially all of its property, or (c) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days. (Section 6.01)

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     A Default under clause (4) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

     The failure to redeem any Debt Security subject to a Conditional Redemption is not an Event of Default if any event on which such redemption is so conditioned does not occur before the redemption date.

     The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt (including any other series of Debt Securities outstanding under the Indenture) would not constitute an Event of Default.

Amendments and Waivers

     The Indenture and the Debt Securities may be amended, and any default may be waived as follows: The Debt Securities and the Indenture may be amended with the consent of the holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. (Section 9.02) A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. (Section 6.04) However, without the consent of each Holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any Debt Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Debt Security is payable or (6) waive any default in payment of interest on or principal of a Debt Security. (Section 9.02) Without the consent of any Holder, the Indenture or the Debt Securities may be amended (1) to cure any ambiguity, omission, defect or inconsistency, (2) to provide for assumption of Company obligations to Holders in the event of a merger or consolidation requiring such assumption, (3) to provide that specific provisions of the Indenture not apply to a series of Debt Securities not previously issued, (4) to create a series and establish its terms, (5) to provide for a separate Trustee for one or more series, or (6) to make any change that does not materially adversely affect the rights of any Holder. (Section 9.01)

Legal Defeasance and Covenant Defeasance

     Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and to maintain agents in respect of the Debt Securities) with respect to the Debt Securities of the series and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities of the series under the covenants described under "Certain Covenants" or other covenants which may be added for the benefit of a particular series of Debt Securities ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants" or other covenants which may be added for the benefit of a particular series of Debt Securities. (Section 8.01)

     To exercise its legal defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for Federal income tax purposes.

     "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

Trustee

     United States Trust Company of New York will act as Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs or is continuing during the six-month period. (Section 7.07)

                              PLAN OF DISTRIBUTION

     The Company may solicit offers from time to time to sell the Debt Securities to, for reoffer to the public through, underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Debt Securities may be sold upon receipt of proposals pursuant to competitive bidding, or as may otherwise be permitted, under the Holding Company Act. The Company has also been authorized by the Commission acting under the Holding Company Act to sell the Debt Securities through negotiated transactions in public offerings through underwriters and investment bankers, or to institutional investors in private placements. The Company may also sell the Debt Securities through dealers or agents.

     Any specific managing underwriter or underwriters with respect to the offer and sale of the Debt Securities and the members of the underwriting syndicate, if any, will be named in a Prospectus Supplement. Underwriters will not be obligated to make a market in any of the Debt Securities. Unless otherwise set forth in a Prospectus Supplement, underwriters will be obligated to purchase all of the Debt Securities offered, subject to certain conditions precedent.

     The Prospectus Supplement will describe the discounts and commissions to be allowed or paid to underwriters, if any, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers and agents, if any, and the exchanges, if any, on which the Debt Securities will be listed.

     Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against or to contribution with respect to certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

     The legality of the Debt Securities will be passed upon for the Company by Stephen E. Williams, Senior Vice President and General Counsel of the Company and of its subsidiary, Consolidated Natural Gas Service Company, Inc., CNG Tower, Pittsburgh, Pennsylvania 15222-3199, and Norbert F. Chandler, counsel for the Company and a General Attorney of such subsidiary, CNG Tower, Pittsburgh, Pennsylvania 15222-3199, or either of them. At January 31, 1995, Mr. Williams owned directly and/or beneficially 11,935 shares of the Company's common stock and has been granted pursuant and subject to the terms of the Company's long-term incentive plans, restricted stock awards of 508 shares and options on 25,370 shares. As of the same date, Mr. Chandler directly and/or beneficially owned 3,330 shares of the Company's common stock and options on 8,370 shares under such long-term incentive plans. Certain legal matters in connection with the Debt Securities will be passed upon by Cahill Gordon & Reindel, a partnership including a professional corporation, Eighty Pine Street, New York, New York 10005, for the underwriters or purchasers.

                                     EXPERTS

     The consolidated financial statements of Consolidated Natural Gas Company and its Subsidiaries, which are incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The estimates of gas and oil reserves included in such Annual Report are incorporated in this Prospectus by reference in reliance upon the report of Ralph E. Davis Associates, Inc., independent geologists, as experts.

     The estimates of recoverable raw coal reserves included in such Annual Report are incorporated in this Prospectus by reference in reliance upon the report of John T. Boyd Company, mining engineers and geologists, as experts.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE CONSOLIDATED NATURAL GAS PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE
SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


===============================================================================
Table of Contents


                              PROSPECTUS SUPPLEMENT

The Company and its Subsidiaries                          S-2
Use of Proceeds                                           S-2
Supplemental Description of the
  New Debentures                                          S-2
Underwriters                                              S-5

                                   PROSPECTUS

Available Information                                       2
Documents Incorporated by Reference                         2
The Company and its Subsidiaries                            2
Use of Proceeds                                             3
Certain Terms and Descriptions of
  Debt Securities and Indenture                             3
Plan of Distribution                                        8
Legal Opinions                                              9
Experts                                                     9





Prospectus Supplement


CONSOLIDATED
NATURAL GAS
COMPANY

$150,000,000

6 7/8% Debentures
Due October 15, 2026



CHASE SECURITIES INC.
UBS SECURITIES

October 16, 1996